As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	01-0616867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1717 Doolittle Drive
San Leandro, CA 94577
(510) 483-7370
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Energy Recovery, Inc. 2020 Incentive Plan
(Full title of the plan)

Robert Yu Lang Mao
President and Chief Executive Officer
1717 Doolittle Drive
San Leandro, CA 94577
(510) 483-7370
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew D. Thorpe, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
44 Montgomery Street, 36th Floor
San Francisco, CA 94104
(415) 432-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Unit or Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)(4)
Common Stock, par value $0.001 per share, reserved for future issuance pursuant to the 2020 Incentive Plan	10,849,450 shares	$18.06	$195,941,067	$19,953.02

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) which become issuable under the Energy Recovery, Inc. 2020 Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s Common Stock.
(2)Estimated in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee for shares reserved for future issuance under the 2020 Plan. The computation is based on the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market for March 30, 2021.
(3)As described in the Explanatory Note in this Registration Statement, on July 16, 2020, the stockholders of the Registrant approved the 2020 Plan and, in connection therewith, no further awards will be made under the Energy Recovery, Inc. 2016 Incentive Plan (the “2016 Plan”) and the Energy Recovery, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). Of the 10,849,450 shares of the Registrant’s common stock being registered under the 2020 Plan on this Registration Statement, up to 1,394,727 shares that were previously available for issuance but not issued or subject to outstanding awards under the 2016 Plan now may be issued under the 2020 Plan.
(4)Pursuant to Rule 457(p) under the Securities Act, the total registration fee for the shares being registered hereby is reduced by the filing fee of $1,424.15 previously paid by the Registrant in connection with the registration of shares of common stock on the Form S-8 Registration Statement for the “2016 Plan (File No. 333-212707) filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2016 (the “2016 Registration Statement”), which shares are contemporaneously with the filing of this Registration Statement being deregistered from the 2016 Registration Statement by Post-Effective Amendment No. 1 to the 2016 Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued to participants under the Energy Recovery, Inc. 2020 Incentive Plan (the “2020 Plan”).

The maximum number of shares of Common Stock reserved and available for issuance under the 2020 Plan includes (i) 4,500,000 shares of Common Stock, (ii) 4,954,723 shares of Common Stock subject to outstanding stock awards granted under the Energy Recovery, Inc. 2016 Incentive Plan (the “2016 Plan”) and the 2008 Equity Incentive Plan that may become available for issuance under the 2020 Plan, as such awards expire, terminate or are otherwise surrendered, cancelled or forfeited, and (iii) 1,394,727 shares of Common Stock available for issuance but not subject to outstanding awards under the 2016 Plan, which were absorbed by the 2020 Plan as of May 5, 2020, the effective date of the 2020 Plan. The 1,394,727 shares of Common Stock that remained available under the 2016 Plan were previously registered with the Commission on the Registration Statement on Form S-8 (File No. 333-212707) (the “2016 Registration Statement””). Such shares are now covered by this Registration Statement in connection with the 2020 Plan. A post-effective amendment to the Form S-8 Registration Statement for the 2016 Plan is being filed contemporaneously with this Registration Statement to deregister such shares under the 2016 Registration Statement.

PART I – INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II – INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Energy Recovery, Inc. (the “Registrant”) with the Commission are incorporated by reference herein:

a.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 12, 2021;
b.The Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2021 and March 11, 2021, and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s latest Annual Report referred to in subsection (a) above (and provided that any portions of such reports that are deemed furnished and not filed pursuant to the instructions to Form 8-K shall not be incorporated by reference into this registration statement); and
c.The description of the Registrant’s common stock shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 26, 2008, pursuant to Section 12(b) of the Exchange Act and as declared effective on July 1, 2008, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant may indemnify to the fullest extent permitted by Delaware law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she was a director or officer of the Registrant or serves or served at any other enterprise as a director or officer at the request of the Registrant. Further, the Registrant’s amended and restated certificate of incorporation contains provisions that limit the personal liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated bylaws of the Registrant provide that:

•The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
•The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.
•The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
•The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.
•The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.
•The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed March 27, 2009
3.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed March 27, 2009
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1	Energy Recovery, Inc. 2020 Incentive Plan, incorporated herein by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed May 29, 2020
23.1	Consent of Deloitte and Touche, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included within signature page to this Form S-8)

Item 9. Undertakings.

A.The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Energy Recovery, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Leandro, State of California, on March 31, 2021.

Energy Recovery, Inc.

By:	/s/ ROBERT YU LANG MAO
Robert Yu Lang Mao
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Robert Yu Lang Mao, Joshua Ballard and William Yeung, or each of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT YU LANG MAO	Chairman of the Board, Director and President and Chief Executive Officer	March 31, 2021
Robert Yu Lang Mao	(Principal Executive Officer )

/s/ JOSHUA BALLARD	Chief Financial Officer	March 31, 2021
Joshua Ballard	(Principal Financial and Accounting Officer)

/s/ ALEXANDER J. BUEHLER	Director	March 31, 2021
Alexander J. Buehler

/s/ OLAV FJELL	Director	March 31, 2021
Olav Fjell

/s/ SHERIF FODA	Director	March 31, 2021
Sherif Foda

/s/ ARVE HANSTVEIT	Director	March 31, 2021
Arve Hanstveit

/s/ OLE PETER LORENTZEN	Director	March 31, 2021
Ole Peter Lorentzen

/s/ PAMELA TONDREAU	Director	March 31, 2021
Pamela Tondreau